Exhibit 99.2

AspenBio Second Quarter 2012 Conference Call Script

August 15, 2012

SPEAKER: Jason Rando – Tiberend Strategic Advisors, Inc.

Thank you, Operator.  And thank you all for joining us this afternoon for our second quarter business update.  With me on today’s call are Steve Lundy, President and Chief Executive Officer; Jeff McGonegal, Chief Financial Officer; and Don Hurd, Senior Vice President and Chief Commercial Officer.

Earlier this afternoon, AspenBio issued a news release that provided an overview of its current activities and upcoming milestones. We encourage everyone to read today’s news release as well as AspenBio’s quarterly report on form 10-Q, which was filed last week and is available on the Company’s website at www.aspenbiopharma.com.  If you need a copy of the press release, please call Tiberend Strategic Advisors at 212-827-0020 and we will e-mail you one immediately.

Steve will open the call with an update on the current state of development for AppyScore™ and the Company’s strategy and anticipated timing for gaining regulatory clearance.  He will also discuss the Company’s strategic focus on clinical diagnostics, highlighting significant recent events such as the successful licensing of AspenBio’s animal health assets to a major international animal health company, and recent additions to the management team.  Jeff will then provide a summary on recent financial transactions, including the late June completion of a public offering of the Company’s common stock.

At the end of the prepared remarks, we open up the call for a question-and-answer session where Steve, Jeff, and Don will be available to take your questions.

SAFE HARBOR LANGUAGE:

Please note that certain of the information discussed on the call today is covered under the Safe Harbor Provisions of the Private Securities Litigation Reform Act. We caution listeners that during this call, AspenBio management will be making forward-looking statements.  Actual results could differ materially from those stated or implied by these forward-looking statements due to risks and uncertainties associated with the Company’s business. These forward-looking statements are qualified by the cautionary statements contained in AspenBio’s news releases and SEC filings, including its annual report on Form 10-K.

This conference call also contains time-sensitive information that is accurate only as of the date of this live broadcast, Wednesday, August 15, 2012.  AspenBio undertakes no obligation to revise or update any forward-looking statement to reflect events or circumstances after the date of this conference call.

Now, I would like to turn the call to Steve Lundy, President and Chief Executive Officer of AspenBio.

SPEAKER: Steve Lundy

Thank you, Jason, and thanks to everyone for joining us today.  As many of you know, 2012 has been an exciting year for AspenBio.  We have taken several important strides in the development of our in vitro diagnostic test, AppyScore, and today we hope you’ll share our enthusiasm that there are many important milestones to come as we look towards commercialization of AppyScore.

I’ll begin with an overview of our recent accomplishments for AppyScore.  As you will hear, we have been executing on the anticipated milestones we laid out for you earlier in 2012.

First, we have completed the conversion of our AppyScore cassette-based reader system from a single biomarker test to an enhanced multiple biomarker test. Our 2011 study involved more than 500 pediatric, adolescent and young adult patients enrolled at 11 hospital sites across the country.  The results from this study demonstrated the improved performance of an integrated, multiple-biomarker analysis over the prior single biomarker test configuration in identifying pediatric, adolescent and young adult patients presenting in hospital emergency rooms who were at low risk for appendicitis.  The multiple-biomarker test data in the 2011 study yielded a negative predictive value of 97%, sensitivity of 96%, and specificity of 43%.  These results were presented at the annual and regional meeting of the Society for Emergency Medicine earlier this year.

Today, AppyScore’s multiple biomarker test has been redesigned to measure not only MRP 8/14, but also C-reactive protein, or CRP, an inflammatory biomarker, and use white blood cell count to determine a patient’s AppyScore.  AppyScore uses our proprietary algorithm to identify symptomatic patients who are at low risk for having acute appendicitis in the emergency care setting.  Minimizing exposure to radiation is a significant safety concern for all patients, particularly for this pediatric and adolescent patient population, and data from our 2011 study suggests that CT scanning could potentially be avoided for a meaningful percentage of these patients, due to their low risk for acute appendicitis as determined by AppyScore.

Successful completion of our pilot study and completion of important in house analyses enabled us to file on August 7th our pre-Investigational Device Exemption (or IDE) package with the FDA.  The pre-IDE package contains key information regarding our intended use statement and plans for upcoming pivotal clinical study, including our proposed study protocol, as well as our statistical approach and our risk analysis plan.

As we announced previously, we have a meeting scheduled with the FDA later in this quarter to discuss our information package and to obtain their guidance on our proposed path, including pivotal study plans.  We are currently preparing to initiate our pivotal study after we receive feedback from the FDA.  The pivotal study is designed to support regulatory clearance and commercial launch of AppyScore in the United States.  Additionally, we are pursuing marketing approval outside of the U.S., and we are currently on track to submit for CE marking in Europe with potential EU launch of AppyScore late in 2012.  We are currently in initial discussions with potential European distributors to support our commercial efforts in those territories.

Completion of the pre-IDE package and its submission to the FDA signifies that we have made significant progress in the steps required for commercialization of our AppyScore test system in the United States pending successful completion of the required clinical trial and FDA clearance and approval.  We are committed to working cooperatively with the FDA to arrive at a clinical and regulatory plan for AppyScore that is designed to maximize our potential for advancing AppyScore.  We believe our pre-IDE submission addresses the information outlined by the FDA for such submissions and will allow the FDA to provide feedback to us.  I am extremely proud of the incredible job our team has done in creating and compiling a very thorough package for FDA review.  The submission reflects the rigor in which we have gone about advancing product development, conducting a comprehensive multi-hospital study, and preparing our product for manufacturing scale up.

With respect to timing, we are preparing to initiate the pivotal study after we receive and are able to address any feedback from the FDA on our plans, the product, and the pivotal study.  To that end, we have recruited over 20 hospitals that are highly motivated to participate in the study.  Many of these hospitals participated in our 500-patient 2011 study, and therefore we are confident that we can execute the pivotal study efficiently upon official kick off.

As you can see, we are focused and highly motivated to launch AppyScore and establish AspenBio as an important new player in the high growth clinical diagnostics industry.  Based on interactions with numerous emergency physicians, we believe that if cleared, AppyScore can fulfill a significant unmet clinical need – one that has been affirmed consistently by emergency physicians: the need for a simple, objective test to be used that can aid physicians in the identifying patients at low risk for the disease when signs and symptoms of acute appendicitis are present.  As we demonstrated successfully in our 2011 study with pediatric, adolescent and young adult patients, and as we expect to confirm in our pivotal study, AppyScore may be well positioned to fulfill this need.

Late last month, we announced that we were successful in licensing our animal health assets to Ceva, a major international animal health company, which includes license and sub-license rights to our entire animal health portfolio.  Jeff will discuss the financial details of the agreement in a few moments, but we are very pleased to complete this transaction because it allows us to focus our resources and our efforts on advancing AppyScore.  We see AppyScore as the future of our company and we will continue to focus and invest in its success.

We have made strategic additions to our management team in order to enhance our ability to develop and deliver commercially viable products to our target markets.  In May, we appointed Don Hurd in a new position as Senior Vice President and Chief Commercial Officer.  We expect to benefit greatly from Don’s 30-plus years of experience in the medical diagnostic and device industry.  We could not be more pleased to have him on board, leverage his expertise in sales, marketing, strategic planning, business development, and customer operations in order to lay out the commercial groundwork ahead of a potential launch for AppyScore.

We also brought on another diagnostics industry veteran, Dr. Lyndal Hesterberg, to lead the Company’s AppyScore product development team.  Dr. Hesterberg has been engaged with us in a consulting relationship since January of this year and has already had a positive impact on product development, as well as clinical and regulatory development for AppyScore.  His broad experience, which also spans greater than 30 years, specifically includes development of multiplex in vitro diagnostic tests such as ours.  We are confident that his addition to the team will be instrumental to the current and future generations of our clinical diagnostic tests.

With that, I’ll hand it over to Jeff to fill you in on some of the details of our recent financial transactions, Jeff?

SPEAKER: Jeff McGonegal

Thank you, Steve.  Since our 10-Q was filed last week disclosing our detailed results, I would like to focus my remarks on our recent financing and licensing activities.

As Steve mentioned, we have worked to align our resources with the continued advancement of AppyScore through late-stage clinical development and FDA submission, through a strategic process to monetize our animal health business and related intellectual property.

In July, we successfully licensed our animal health assets to Ceva, a major global veterinary health company.  The Agreement gives Ceva exclusive worldwide rights to develop and commercialize our reproductive hormone-based assets for commercial benefit associated with reproduction in animals, primarily livestock.  The Agreement also grants Ceva the option and right of first refusal to use our technology and intellectual property to develop additional animal health products outside of the licensed field of use including rights for additional products or uses for non-human mammals.

Under the Agreement AspenBio will receive license fees of approximately one million dollars, payable in quarterly installments.  We received the first installment of approximately two hundred thousand dollars in June, which was recorded as deferred revenue on our June 30, 2012 balance sheet.

In addition to the license fee, AspenBio may receive up to four million dollars in potential milestone payments, based upon completion of certain developmental, manufacturing, and regulatory advances for bovine FSH products and other licensed products. In July we received the initial $150,000 milestone payment as provided under the agreement.

We will also receive low double-digit royalties based on any potential worldwide sales of the licensed products, if and when they gain marketing approval.

Moving on…As many of you are aware, we completed a public offering in June of this year, which generated approximately 12.2 million dollars in total gross proceeds.  The purpose of the offering was to raise funds for working capital, clinical trial expenses, product development, and general corporate purposes.  As reported in our 10-Q, at June 30, 2012, we had on hand, cash, cash equivalents and short-term investments of 11.2 million dollars.

We are also beginning to invest in initial required manufacturing infrastructure for AppyScore in preparation for potential commercialization of our products, including EU requirements.  We have entered, and expect to continue to enter, into additional or revised agreements with qualified suppliers and contract manufacturers, some of which may include significant commitments during 2012. Our goal is to maintain current good manufacturing practices, or cGMP compliance, as required under FDA regulations.

Finally, as we disclosed recently, we are pleased to have regained full compliance with the NASDAQ continued listing standards.  Accordingly, our common stock will continue to be listed and traded on The NASDAQ Capital Stock Market.

With that I’ll turn it back to Steve for some closing remarks and Q&A.

SPEAKER: Steve Lundy

Thanks, Jeff.

At this point, I would like to reflect on the significant recent progress the AspenBio team has made in positioning the company for sustained success.  Our accomplishments include the following;

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First, we assessed what we could do to improve AppyScore and challenged our development team to improve the product.  The team responded by delivering a product with improved performance that provided clinically valuable information based upon a rigorous 500-patient study.

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Second, we have continued to improve our team’s skill set by recruiting highly respected industry experts into key roles.  If I have learned anything in my career, it is that no success is possible without a high performing leadership team.  I think we have on-board some of the best:

o	Glen Freiberg leads our regulatory efforts. Glen has led numerous successful diagnostic and medical device regulatory submissions
o	Don Hurd is leading our commercial efforts. Don is highly recognized in our industry as an execution-focused commercial leader.
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Dr. Lyndal Hesterberg is now leading our product development and manufacturing team.  Lyndal has developed and launched dozens of successful point-of-care and molecular diagnostic products during his career.

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In summary, we now have the capital to move forward aggressively and to take the steps required to commercialize AppyScore by executing the regulatory, manufacturing and commercial plans we have outlined during this call. I believe that it is a positive statement that several of our officers and directors have made open market purchases of our common shares as disclosed in recent Form 4 filings.

I am very excited to lead this dynamic company into the next phase of our evolution.

As we turn the corner on our transition into a commercial stage in vitro clinical diagnostics company, we believe it is important to keep our investors and the broader community informed of our ongoing activities and expectations for the future.  We plan to continue hosting regular business updates in order to facilitate an ongoing dialogue with our valued investor base. We are also scheduled to present and meet with investors on September 10, 2012 at the Rodman & Renshaw Annual Global Investment Conference in New York City. We look forward to the successful execution of our many value-driving milestones ahead and communicating them with you on a regular basis.

Thanks again.  Operator, you may open the lines for Q&A.

<<Q&A>>

Once again I’d like to thank everyone for joining us today.  We look forward to speaking with you on our next call.